UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported)
November 25, 2014

Douglas Emmett, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-33106	20-3073047
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

808 Wilshire Boulevard, Suite 200, Santa Monica, California     90401
(Address of principal executive offices)                           (Zip Code)

Registrant’s telephone number, including area code:    (310) 255-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
At its meeting on November 25, 2014, the Compensation Committee of the Board of Directors of Douglas Emmett approved the execution of new four year employment agreements with each of Jordan Kaplan, Kenneth Panzer, Theodore Guth and Kevin Crummy.  The four year term of the existing agreements is scheduled to expire on December 31, 2014 and the new employment agreements will become effective on January 1, 2015.  The compensation and benefits of the officers under the new employment agreements, including salary and annual bonuses, are consistent with their existing compensation. The other provisions of the agreements are consistent in material respects with the current agreements, except that the new agreements do not contain special termination rights on a change of control; require that any change in title, position, duties, authority, etc. be material in order for the executive to terminate the agreement for “Good Reason” after a change of control; further delineate incentive compensation after a change in control; and make certain technical changes to reflect changes in law and the passage of time, to clarify certain provisions and to conform the sections on confidentiality, non-solicitation, intellectual property and arbitration to the agreements signed by these employees and generally by other employees of the Company.
At the same meeting, in addition to annual incentive compensation grants materially consistent with prior grants, the Compensation Committee approved multi-year grants of Long Term Incentive Units under the Company’s 2006 Omnibus Stock Incentive Plan to Kevin Crummy and Theodore Guth, covering LTIP Units valued at $2,600,000 and $1,300,000, respectively, in accordance with ASC 718. These LTIP Units will be granted on December 22, 2014 based on the price on that date. Mr. Crummy’s grant will vest one fourth on each of December 31, 2015, 2016, 2017 and 2018. Mr. Guth’s grant will vest one fifth on each of December 31, 2015, 2016, 2017, 2018 and 2019.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOUGLAS EMMETT, INC.
Dated:	November 26, 2014	By:	/s/ THEODORE E. GUTH
Theodore E. Guth
Chief Financial Officer